EXHIBIT 99.2

FOR IMMEDIATE RELEASE

DISTRIBUTION:	To Business Editor

DATELINE:	February 28, 2006

COMPANY:	Husker Ag, LLC, Plainview, Nebraska

RE:	Husker Ag Announces Ethanol Plant Expansion

PLAINVIEW, NE—The Husker Ag, LLC Board of Directors announced today that, subject to member approval at the upcoming annual meeting, the Board has approved a plan to proceed with a significant plant expansion project at the current plant facilities located near Plainview, Nebraska. The plant expansion project is currently contemplated to add 40 million or more gallons per year ethanol production capacity to the Company’s existing operations, resulting in total plant capacity in excess of 60 million gallons per year. The Company is currently in negotiations with a potential design build contractor concerning the terms and conditions of the construction of the additional facilities.

The plant expansion project is expected to cost in excess of $45 million, and the Husker Ag Board indicated that the Company intends to raise the funds necessary for the project through a combination of debt financing from its bank lenders, income generated from current operations, and a rights offering to existing Husker Ag members.

The plant expansion project will be subject to the vote and approval of Husker Ag members at the 2006 annual meeting of members, which is tentatively scheduled for May 2006, subject to the timing of completion of a definitive agreement with a design build contractor and related matters. A rights offering is an offering to the existing members of a right to subscribe to newly issued membership interests on a pro rata basis, based on the member’s percentage ownership interest in the Company. The members entitled to participate in the rights offering will be based on a future record date to be determined by the Board.

“We are proud of Husker Ag’s accomplishments from its beginning in 2001, and are excited about the future opportunities represented by this proposed plant expansion project,” commented Fred Knievel, Chairman of the Husker Ag Board. “This will be a positive development for the local community, and an opportunity for our members to further participate in a Company with a proven track record and operating history in ethanol production.”

A copy of the Husker Ag, LLC Form 8-K filed with the SEC is included with this Press Release, and is also available at www.sec.gov.

Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters discussed in this Press Release, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the ability of the Company to reach definitive agreements with third parties on terms satisfactory to the Company, ethanol and agricultural industry conditions and volatility of commodity prices, availability of financing, environmental and governmental regulations, force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.